                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                ------------

                                SCHEDULE 13G
                               (RULE 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)


                          (Amendment No.       )(1)
                                         ------

                      IWL COMMUNICATIONS, INCORPORATED
                     ----------------------------------
                              (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                     --------------------------------------
                       (Title of Class of Securities)

                               450920 10 3
                     ----------------------------------
                              (CUSIP Number)


     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Ignatius W. Leonards
     S.S.####-##-####
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     United States
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Number of Shares              (5) Sole Voting Power
 Beneficially                       1,900,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,900,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    -0-
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,900,000
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                           / /
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(11) Percent of Class Represented by Amount in Row (9)
     50.6%
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(12) Type of Reporting Person*
     IN
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ITEM 1(a).  NAME OF ISSUER
            IWL Communications, Incorporated
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ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            12000 Aerospace Avenue, Suite 200, Houston, Texas 77034
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ITEM 2(a).  NAME OF PERSON(S) FILING
            Ignatius W. Leonards
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ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            12000 Aerospace Avenue, Suite 200, Houston, Texas 77034
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ITEM 2(c).  CITIZENSHIP
            United States
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ITEM 2(d).  TITLE OF CLASS OF SECURITIES
            Common Stock, $.01 par value
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ITEM 2(e).  CUSIP NUMBER
            450920 10 3
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
         Not applicable
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ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        1,900,000
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        50.6%
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    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              1,900,000
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              -0-
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              1,900,000
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              -0-
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not Applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable
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ITEM 10. CERTIFICATION
         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 11, 1998
                                       ----------------------------------------
                                       (Date)
                                       /s/ Ignatius W. Leonards
                                       ----------------------------------------
                                       (Signature)

                                       ----------------------------------------
                                       (Name/Title)  Ignatius W. Leonards